Chadwick Energy Consulting, Inc.
12320 Winns Church Road
Glen Allen, VA 23059
(804) 878-6614

Exhibit 23.01

July 18, 2011

Randy M. Griffin
Chief Executive Officer
Mesa Energy Holdings, Inc.
5220 Spring Valley Road, Suite 525
Dallas, Texas 75254

RE: Consent of independent petroleum engineers

Dear Mr. Griffin:

We hereby consent to the references to our firm, in the context in which they appear, and to the information regarding our reserves estimates of Mesa Energy Holdings, Inc. (the “Company”) as of December 31, 2010, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as in the notes to the financial statements included therein.

We also consent to the incorporation by reference to the information regarding our reserves estimates of the Company as of December 31, 2010, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as in the notes to the financial statements included therein.

Jeffrey A. Chadwick
President
Chadwick Energy Consulting, Inc.

12320 Winns Church Road,  Glen Allen, VA   23059   (804) 878-6614